Calculation of Filing Fee Tables
S-8
Aether Holdings, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share, to be issued pursuant to the Aether Holdings, Inc. 2024 Equity Incentive Plan	Other	1,790,364	$ 3.33	$ 5,961,912.12	0.0001381	$ 823.34
Total Offering Amounts:						$ 5,961,912.12		$ 823.34
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 823.34
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Aether Holdings, Inc. 2024 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction. Represents 1,183,128 shares of Common Stock initially reserved for issuance under the Plan and 607,236 additional shares of Common Stock reserved for issuance under the Plan as a result of the automatic annual increase provision therein on January 1, 2026. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Common Stock as reported on The Nasdaq Stock Market LLC on June 4, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources